Filed pursuant to Rule 424(b)(7)

Registration No. 333-216253

PROSPECTUS SUPPLEMENT

To Prospectus dated February 27, 2017

(incorporated in England and Wales)

41,530,843 Ordinary Shares

This prospectus supplement updates and amends certain information contained in the prospectus dated February 27, 2017 (the “Prospectus”) covering the resale by selling shareholders of an aggregate amount of up to 41,530,843 ordinary shares, nominal value of $0.10 per share, of Atlantica Yield plc, or Atlantica Yield, held by ACIL Luxco1 S.A, or Luxco 1, which may be offered and sold by selling shareholders identified herein or in a subsequently filed prospectus supplement. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Our ordinary shares are listed on the NASDAQ Global Market under the symbol “ABY”. On May 25, 2017, the last reported sales price of our ordinary shares on the NASDAQ Global Market was $20.65 per share.

Investing in our ordinary shares involves certain risks. See “Risk Factors” beginning on page 10 of the Prospectus before you make your investment decision and in our reports filed from time to time with the Securities and Exchange Commission.

You should carefully read this prospectus supplement and the Prospectus, together with the documents we incorporate by reference, before you invest in our ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated May 26, 2017

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is being filed to amend and supplement the information that appears under the caption “Selling Shareholders” in the Prospectus and sets out a schedule of fees. Capitalized terms that are not defined in this prospectus supplement are defined in the Prospectus.

SELLING SHAREHOLDERS

We are amending the Selling Shareholder table in the Prospectus to include the selling shareholders listed below.

Selling Shareholder(1)	Number of Ordinary Shares Beneficially Owned Prior to the Offering	Maximum Number of Ordinary Shares to be Offered	Number of Ordinary Shares Beneficially Owned After the Offering(2)	Percentage of Ordinary Shares Beneficially Owned After the Offering(3)
Banco Santander, S.A.(4)	6,492,325	6,492,325	-	-

(1)	Information regarding the selling shareholders may change from time to time. Any such changed information will be set forth in a prospectus supplement if required.
(2)	Assumes the selling shareholder sells all of its ordinary shares offered pursuant to this prospectus supplement.
(3)	Based on a total of 100,217,260 ordinary shares outstanding as of May 25, 2017.
(4)	Banco Santander, S.A. is a lender to Atlantica Yield under a credit and guaranty agreement December 3, 2014. Banco Santander, S.A. is the ultimate parent of a registered broker dealer.

41,530,843 Ordinary Shares

PROSPECTUS SUPPLEMENT

May 26, 2017